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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-223095

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

3.450% Senior Notes Due 2024	$850,000,000	$849,490,000	$102,958.19

3.750% Senior Notes Due 2026	$850,000,000	$847,654,000	$102,735.66

4.000% Senior Notes Due 2029	$850,000,000	$847,144,000	$102,673.85

4.550% Senior Notes Due 2039	$750,000,000	$745,800,000	$90,390.96

4.700% Senior Notes Due 2049	$1,000,000,000	$993,140,000	$120,368.57

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The total registration fee due for this offering is $519,127.23.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 20, 2018)

$4,300,000,000

$850,000,000 3.450% Senior Notes due 2024

$850,000,000 3.750% Senior Notes due 2026

$850,000,000 4.000% Senior Notes due 2029

$750,000,000 4.550% Senior Notes due 2039

$1,000,000,000 4.700% Senior Notes due 2049

           We are offering $850,000,000 aggregate principal amount of our 3.450% senior notes due 2024 (the "2024 notes"), $850,000,000 aggregate principal amount of our 3.750% senior notes due 2026 (the "2026 notes"), $850,000,000 aggregate principal amount of our 4.000% senior notes due 2029 (the "2029 notes"), $750,000,000 aggregate principal amount of our 4.550% senior notes due 2039 (the "2039 notes") and $1,000,000,000 aggregate principal amount of our 4.700% senior notes due 2049 (the "2049 notes" and, together with the 2024 notes, the 2026 notes, the 2029 notes, and the 2039 notes, the "notes"). We will pay interest on the notes on March 1 and September 1 of each year, beginning September 1, 2019.

           We may redeem the notes of each series in whole at any time or in part from time to time at the redemption prices described under the heading "Description of the Notes—Optional Redemption" in this prospectus supplement.

           On November 20, 2018, our board of directors and the board of directors of our wholly-owned indirect subsidiary, Bravo Bidco Limited, a private limited company organized under the laws of England and Wales ("Bidco"), and BTG plc, a public company organized under the laws of England and Wales ("BTG"), announced the terms of a recommended cash offer to be made by Bidco to acquire all of the issued and to be issued ordinary share capital of BTG (the "Proposed BTG Acquisition"). If the Proposed BTG Acquisition has not become effective in accordance with its terms ("Effective") on or prior to August 20, 2019, or such later date (if any) to which the outside date for the Proposed BTG Acquisition to become Effective has been extended in accordance with its terms (the "Long Stop Date"), or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, we will be required to redeem all outstanding 2024 notes and 2026 notes at the price specified and as otherwise described under the heading "Description of the Notes—Special Mandatory Redemption" in this prospectus supplement. The 2029 notes, 2039 notes and the 2049 notes are not subject to this special mandatory redemption.

           The notes will be our senior unsecured obligations. The notes will rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness and will rank senior in right of payment to any of our existing and future indebtedness that is subordinated to the notes.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement and the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

           Investing in our securities involves risks. See "Information Concerning Forward-Looking Statements" on page S-10 and the risks described under the heading "Risk Factors" beginning on page S-7 of this prospectus supplement and under the heading "Risk Factors" in our periodic reports that we file with the Securities and Exchange Commission before investing in any of our securities.

	Offering Price to Public(1)		Underwriting Discounts		Proceeds to Us Before Expenses(1)

	Per Note	Total	Per Note	Total	Per Note	Total

2024 Notes	99.940%	$849,490,000	0.600%	$5,100,000	99.340%	$844,390,000

2026 Notes	99.724%	$847,654,000	0.625%	$5,312,500	99.099%	$842,341,500

2029 Notes	99.664%	$847,144,000	0.650%	$5,525,000	99.014%	$841,619,000

2039 Notes	99.440%	$745,800,000	0.875%	$6,562,500	98.565%	$739,237,500

2049 Notes	99.314%	$993,140,000	0.875%	$8,750,000	98.439%	$984,390,000

(1)
Plus accrued interest, if any, from February 25, 2019.

           Currently, there is no public market for the notes. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

           The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, on or about February 25, 2019.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Wells Fargo Securities

Citigroup	Deutsche Bank Securities	Goldman Sachs & Co. LLC	J.P. Morgan

Co-Managers

Academy Securities	BNP PARIBAS	DNB Markets	MUFG

RBC Capital Markets	Scotiabank	SOCIETE GENERALE	Standard Chartered Bank

TD Securities	US Bancorp

The date of this prospectus supplement is February 21, 2019.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and other matters relating to us. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using the SEC's shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus before making an investment decision.

        To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

        We have not, and the underwriters have not, authorized any person to provide you with any information or to make any representation other than as contained in this prospectus supplement or in the accompanying prospectus and the information incorporated by reference herein and therein. We and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the document in which incorporated information appears unless otherwise noted in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to "Boston Scientific," the "Company," "we," "us," and "our" refer to Boston Scientific Corporation and its divisions and subsidiaries.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        In the United Kingdom, this prospectus supplement is for distribution only to (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in the United Kingdom together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. The notes are not being offered to the public in the United Kingdom.

S-ii

SUMMARY

        The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, including the "Risk Factors" section beginning on page S-7 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

Boston Scientific Corporation

        Boston Scientific Corporation is a global developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties. Our mission is to transform lives through innovative medical solutions that improve the health of patients around the world. As a medical technology leader for nearly 40 years, we advance science for life by providing a broad range of high performance solutions to address unmet patient needs and reduce the cost of healthcare.

        Our history began in the late 1960s when our co-founder, John Abele, acquired an equity interest in Medi-tech, Inc., a research and development company focused on developing alternatives to surgery. In 1969, Medi-tech introduced a family of steerable catheters used in some of the world's first less-invasive procedures. In 1979, John Abele joined with Pete Nicholas to form Boston Scientific Corporation, which indirectly acquired Medi-tech. This acquisition began a period of active and focused new product development, innovation, market development and organizational growth. Since then, we have advanced the practice of less-invasive medicine by helping physicians and other medical professionals diagnose and treat a wide range of diseases and medical conditions, and improve patients' quality of life by providing alternatives to surgery and other medical procedures that are typically traumatic to the body.

        Our net sales have increased substantially since our formation. Our growth has been fueled in part by strategic acquisitions designed to improve our ability to take advantage of growth opportunities in the medical device industry and to build depth of portfolio within our core businesses. These strategic acquisitions have helped us to add promising new technologies to our pipeline and to offer one of the broadest product portfolios in the world for use in less-invasive procedures in our core areas of Medical Surgical (MedSurg), Rhythm and Neuro, and Cardiovascular. We believe that the depth and breadth of our product portfolio has also enabled us to compete more effectively in the current healthcare environment that seeks to improve outcomes and lower costs. Our strategy of category leadership also enables us to compete in a changing, contracting landscape and position our products with physicians, managed care, large buying groups, governments and hospitals, while also expanding internationally and managing the complexities of the global healthcare market.

        Our principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234. Our telephone number is (508) 683-4000. Our website is located at www.bostonscientific.com. We have included our website address as an inactive textual reference only. Information contained on, or accessible through, our website is not incorporated in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein.

Proposed BTG Acquisition

        On November 20, 2018, our board of directors and the board of directors of Bidco and BTG announced the terms of the Proposed BTG Acquisition. In connection with the Proposed BTG Acquisition, (i) we entered into a co-operation agreement with Bidco and BTG, (ii) certain shareholders and each BTG director owning shares of BTG delivered deeds of irrevocable undertakings to Bidco and (iii) we entered into a bridge credit agreement (the "Bridge Facility"). On January 24, 2019, Bidco made the recommended cash offer on the terms and subject to the conditions of the scheme document published on the same date. Under the terms of the Proposed BTG Acquisition, BTG shareholders will receive 840 pence in cash for each BTG share, which values BTG's existing issued and to be issued ordinary share capital at approximately £3.311 billion (or approximately $4.225 billion based on the exchange rate of U.S. $1.28: £1.00 on December 31, 2018). We intend to implement the Proposed BTG Acquisition by way of a court-sanctioned scheme of arrangement ("Scheme") under Part 26 of the United Kingdom Companies Act 2006, as amended. The Proposed BTG Acquisition will be subject to conditions and certain further terms, including (i) the approval of the Scheme by a majority in number of BTG shareholders also representing not less than 75 percent in value of the BTG shares, in each case, present, entitled to vote and voting, (ii) the sanction of the Scheme by the High Court of Justice in England and Wales, (iii) the Scheme becoming Effective no later than August 20, 2019 and (iv) the receipt of regulatory approvals. Subject to the satisfaction or waiver of all relevant conditions, we expect the Proposed BTG Acquisition to become Effective in the first half of 2019. We intend to use a portion of the net proceeds from this offering, together with borrowings under our $2 billion term loan facility entered into in December 2018, commercial paper borrowings and cash on hand, to finance the Proposed BTG Acquisition and to pay related fees and expenses as described under the heading "Use of Proceeds" in this prospectus supplement.

        BTG develops and commercializes products used in minimally-invasive procedures targeting cancer and vascular diseases, as well as acute care pharmaceuticals.

 The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the notes, please refer to the section entitled "Description of the Notes" in this prospectus supplement and the section entitled "Description of Debt Securities" in the accompanying prospectus.

Issuer	Boston Scientific Corporation
Notes Offered	$4,300,000,000 aggregate principal amount of senior notes, consisting of:
• $850,000,000 aggregate principal amount of 3.450% senior notes due 2024;
• $850,000,000 aggregate principal amount of 3.750% senior notes due 2026;
• $850,000,000 aggregate principal amount of 4.000% senior notes due 2029;
• $750,000,000 aggregate principal amount of 4.550% senior notes due 2039; and
• $1,000,000,000 aggregate principal amount of 4.700% senior notes due 2049.
Maturity Dates:
2024 Notes	March 1, 2024.
2026 Notes	March 1, 2026.
2029 Notes	March 1, 2029.
2039 Notes	March 1, 2039.
2049 Notes	March 1, 2049.
Interest Payment Dates	March 1 and September 1 of each year, commencing September 1, 2019.
Use of Proceeds

We intend to use the net proceeds from this offering to (i) finance a portion of the Proposed BTG Acquisition, (ii) redeem our 6.000% notes due January 2020, and 2.850% notes due May 2020 (collectively, the "2020 Notes"), of which $850 million aggregate principal amount and $600 million aggregate principal amount, respectively, were outstanding as of the date of this prospectus supplement, (iii) repay amounts outstanding under our $1.00 billion Term Loan facility maturing August 2019, which bore interest at an annual rate of LIBOR plus 0.65%, (iv) repay other short term debt and (v) pay related fees, expenses and premiums. Any such redemption of the 2020 Notes would be made in accordance with the terms of the applicable indenture, including providing the required notice of redemption.

In the event that the Proposed BTG Acquisition has not become Effective on or prior to the Long Stop Date (as each term is defined above) or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, then we will be required to redeem all of the 2024 notes and the 2026 notes. In such case, we intend to use the net proceeds from the offering for the items set forth in item (ii) through (v) above and to fund a portion of the special mandatory redemption price in satisfaction of the special mandatory redemption of the 2024 notes and the 2026 notes.

See "Use of Proceeds" and "Description of the Notes—Special Mandatory Redemption" in this prospectus supplement.
Optional Redemption

We may redeem the notes prior to maturity at our option, at any time in whole or in part from time to time at the redemption prices described under the heading "Description of the Notes—Optional Redemption" in this prospectus supplement.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to repurchase all of the notes then outstanding at a repurchase price equal to 101% of their principal amount thereof, plus accrued and unpaid interest (if any) to, but not including, the date of repurchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. See "Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event" in this prospectus supplement.

Special Mandatory Redemption

In the event the Proposed BTG Acquisition has not become Effective on or prior to the Long Stop Date or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, then we will be required to redeem all outstanding 2024 notes and 2026 notes on the special mandatory redemption date (as defined below) at a special mandatory redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon (if any) to, but not including, the special mandatory redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date). The "special mandatory redemption date" means the earlier to occur of (i) the 30th day (or if such day is not a business day, the first business day thereafter) following the Long Stop Date and (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the lapse, withdrawal or termination of the Proposed BTG Acquisition in accordance with its terms. See "Description of the Notes—Special Mandatory Redemption" in this prospectus supplement.

The 2029 notes, 2039 notes and the 2049 notes are not subject to this special mandatory redemption.
Ranking	The notes:
• are senior unsecured obligations;
• rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated indebtedness;
• are senior to any existing or future subordinated debt;
• are effectively junior to any existing or future secured indebtedness to the extent of the collateral securing such indebtedness; and
• are effectively junior to any existing and future indebtedness and other liabilities of our subsidiaries.

At December 31, 2018, we had outstanding approximately $4.8 billion of unsecured indebtedness with which the notes would rank equally. We expect to repay a portion of the outstanding indebtedness with the net proceeds of this offering. See "Use of Proceeds" in this prospectus supplement. In addition, certain of our subsidiaries had approximately $12.8 million of outstanding indebtedness at December 31, 2018 that would have been effectively senior to the notes.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants will restrict our ability, with certain exceptions, to:
• merge or consolidate with another entity or transfer all or substantially all of our property and assets; and
• incur liens.

These covenants are subject to important exceptions and qualifications, as described under the headings "Description of Debt Securities—Merger, Consolidation, or Sale of Assets" and "Description of the Notes—Limitation on Liens" elsewhere in this prospectus supplement and in the accompanying prospectus.

Additional Notes

We may, without notice or consent of the holders of any series of notes, create and issue further notes ranking equally and ratably in all respects with the notes of any series, so that such further notes will be consolidated and form a single series with the corresponding series of notes and will have the same terms as to status, redemption or otherwise as the corresponding series of notes.

No Listing

We do not intend to list the notes on any securities exchange or automated dealer quotation system. The notes will be new securities for which there currently is no public market. See "Risk Factors—Risks Relating to the Notes—There is no public market for the notes" in this prospectus supplement.

Trustee	U.S. Bank National Association.
Governing Law	The notes will be, and the indenture pursuant to which we will issue the notes is, governed by the laws of New York State.
Risk Factors

Investing in the notes involves risks. See "Risk Factors" beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Conflicts of Interest

Certain affiliates of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of our outstanding amounts under our $1.00 billion Term Loan facility maturing August 2019. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no "qualified independent underwriter" is required because the securities will be rated investment grade. Such underwriters will not confirm sales to discretionary accounts without the prior written approval of the customer.

RISK FACTORS

        An investment in the notes involves risks. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision, including the risks and uncertainties set forth in Part I, Item 1A. under the heading "Risk Factors" in our 2018 Form 10-K as well as any other document we may file with the SEC that is incorporated by reference herein. The risks and uncertainties described in this prospectus supplement as well as the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not currently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition, results of operations and prospects could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the notes.

        This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement. See "Information Concerning Forward-Looking Statements" in this prospectus supplement.

Risks Relating to the Notes

The notes are structurally subordinated to the liabilities of our subsidiaries.

        The notes are obligations exclusively of us and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all current and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

The notes will be effectively junior to any secured indebtedness that we may issue in the future.

        The notes are unsecured. As of December 31, 2018, we had no secured debt outstanding. Holders of our secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding to the extent of the collateral securing such secured debt. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

We may issue additional notes.

        Under the terms of the indenture that governs each series of the notes we may issue, including the notes offered hereby, we may from time to time without notice to, or the consent of, the holders of any series of notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that, subject to certain tax considerations, the new notes may be consolidated and form a single series with such notes and have the same terms as to the status, voting rights, redemption or otherwise as such notes.

Redemption may adversely affect your return on the notes.

        The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

If the Proposed BTG Acquisition does not become Effective for any reason, on or before the Long Stop Date or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, we will be required to redeem all outstanding 2024 notes and 2026 notes and, as a result, you may not obtain your expected return on the 2024 notes and the 2026 notes.

        Our ability to complete the Proposed BTG Acquisition is subject to various conditions, certain of which are beyond our control. If the Proposed BTG Acquisition does not become Effective for any reason, on or before the Long Stop Date or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, we will be required to redeem all outstanding 2024 notes and 2026 notes at a special mandatory redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon (if any) to, but not including, the special mandatory redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date). See "Description of the Notes—Special Mandatory Redemption" in this prospectus supplement. If we redeem the 2024 notes and the 2026 notes pursuant to this special mandatory redemption, you may not obtain the return that you expected on your investment in the 2024 notes and the 2026 notes.

        There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the 2024 notes and the 2026 notes, and such holders will therefore be subject to the risk that we may be unable to finance the special mandatory redemption if it is triggered.

        Whether or not the special mandatory redemption is ultimately triggered, it may adversely affect trading prices for the 2024 notes and the 2026 notes prior to the special mandatory redemption date.

        If the Proposed BTG Acquisition becomes Effective on or before the Long Stop Date, the 2024 notes and the 2026 notes will not be subject to this special mandatory redemption. The 2029 notes, 2039 notes and the 2049 notes are not subject to this special mandatory redemption.

We may not be able to repurchase all of the notes upon a Change of Control Repurchase Event.

        As described under the heading "Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event" in this prospectus supplement, we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Repurchase Event. There can be no assurance that we will have sufficient funds available at the time of any Change of Control Repurchase Event to be able to consummate a Change of Control Offer for all notes then outstanding at a purchase price for 101% of their principal amount thereof, plus accrued and unpaid interest to the Change of Control Payment Date. In addition, a change of control (as described herein under the heading "Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event") and certain other change of control events would constitute an event of default under certain of our credit agreements. As a result, we may not be able to make any of the required payments on, or repurchases of, the notes without obtaining the consent of the lenders under certain of our credit agreements or have the ability to arrange financing on acceptable terms.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the notes.

        Neither we nor any of our subsidiaries are restricted under the terms of the notes or the indenture governing the notes from incurring additional indebtedness. The terms of the indenture limit our ability to merge or consolidate with another entity or transfer all or substantially all of our property and assets, and create, grant or incur liens. However, these limitations are subject to numerous exceptions. See "Description of the Notes—Limitation on Liens" and "Description of Debt Securities—Merger, Consolidation, or Sale of Assets" elsewhere in this prospectus supplement and in the accompanying prospectus. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt, or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing indebtedness or capital stock, or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

There is no public market for the notes.

        The notes are new issues of securities for which there currently is no trading market. As a result, we can give no assurances that a market will develop for the notes or that you will be able to sell the notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, our financial condition and performance, as well as other factors. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated dealer quotation system.

 INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain or incorporate by reference statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "estimate," "intend," "aiming" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. As a result, investors are cautioned not to place undue reliance on any of our forward-looking statements. Except as required by law, we do not intend to update any forward-looking statements even if new information becomes available or other events occur in the future.

        The forward-looking statements below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein are based on certain risks and uncertainties, including the risk factors described in Part I, Item 1A. under the heading "Risk Factors" in our 2018 Form 10-K and in connection with forward-looking statements throughout our 2018 Form 10-K, as well as in any other document we may file with the SEC that is incorporated by reference herein, and the specific risk factors discussed below which could cause actual results to vary materially from the expectations and projections expressed or implied by our forward-looking statements. These risks and uncertainties, in some cases, have affected and in the future could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things: future economic, political, competitive, reimbursement and regulatory conditions, new product introductions and the market acceptance of those products, markets for our products, expected pricing environment, expected procedural volumes, the closing and integration of acquisitions, clinical trial results, demographic trends; intellectual property rights, litigation, financial market conditions, the execution and effect of our restructuring program, the execution and effect of our business strategy, including our cost-savings and growth initiatives and future business decisions made by us and our competitors. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. We caution investors to consider carefully these factors.

        For further discussion of these and other risk factors, see Part I, Item 1A. Risk Factors in our 2018 Form 10-K and under the heading "Risk Factors" herein and in any other document we may file with the SEC that is incorporated by reference herein.

 USE OF PROCEEDS

        We estimate the net proceeds from this offering will be approximately $4,241 million after deducting the underwriting discounts and offering expenses payable by us. We intend to use the net proceeds from this offering to (i) finance a portion of the Proposed BTG Acquisition, (ii) redeem our 6.000% notes due January 2020, and 2.850% notes due May 2020, of which $850 million aggregate principal amount and $600 million aggregate principal amount, respectively, were outstanding as of the date of this prospectus supplement, (iii) repay amounts outstanding under our $1.00 billion Term Loan facility maturing August 2019, which bore interest at an annual rate of LIBOR plus 0.65%, (iv) repay other short term debt and (v) pay related fees, expenses and premiums. Any such redemption of the 2020 Notes would be made in accordance with the terms of the applicable indenture, including providing the required notice of redemption. Affiliates of certain of the underwriters have made a commitment to us with respect to the Bridge Facility to finance a portion of the Proposed BTG Acquisition, which commitment provides for the receipt of customary fees in connection therewith. The Bridge Facility will be terminated and replaced in full by a portion of the aggregate gross proceeds of this offering.

        In the event that the Proposed BTG Acquisition has not become Effective on or prior to the Long Stop Date or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, then we will be required to redeem all of the 2024 notes and the 2026 notes. In such case, we intend to use the net proceeds from the offering for the items set forth in item (ii) through (v) above and to fund a portion of the special mandatory redemption price in satisfaction of the special mandatory redemption of the 2024 notes and the 2026 notes. See "Description of the Notes—Special Mandatory Redemption" in this prospectus supplement.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus under the heading "Description of Debt Securities," to which description reference is hereby made. The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture, including the definitions in the indenture of certain terms and other terms made part of the indenture. As used in this description, unless otherwise expressly stated or the context otherwise requires, all references to "we," "us," or "our" mean Boston Scientific Corporation excluding its subsidiaries.

General

        The 2024 notes offered hereby will be limited initially to $850,000,000 aggregate principal amount and will mature on March 1, 2024. The 2026 notes offered hereby will be limited initially to $850,000,000 aggregate principal amount and will mature on March 1, 2026. The 2029 notes offered hereby will be limited initially to $850,000,000 aggregate principal amount and will mature on March 1, 2029. The 2039 notes offered hereby will be limited initially to $750,000,000 aggregate principal amount and will mature on March 1, 2039. The 2049 notes offered hereby will be limited initially to $1,000,000,000 aggregate principal amount and will mature on March 1, 2049. The notes will not be entitled to a sinking fund. Interest at the applicable annual rate set forth on the cover page of this prospectus supplement will be payable semi-annually on March 1 and September 1, commencing September 1, 2019 to the persons in whose names the notes are registered at the close of business on February 15 or August 15, as the case may be, preceding such interest payment date. Interest on each series of notes will accrue from February 25, 2019 or from the most recent interest payment date to which interest has been paid or provided for to, but excluding, the next interest payment date. The notes constitute five separate series of Debt Securities under an indenture dated as of May 29, 2013, between us and U.S. Bank National Association, as trustee, and will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        If any interest payment date, redemption date, or the maturity date falls on a day that is not a business day at any place of payment, then the required payment of principal (or premium, if any) or interest, if any, will be made on the next succeeding business day at such place of payment as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date, redemption date, or maturity date, as the case may be, to the date of payment on the next succeeding business day.

        We may, at any time, without the consent of the holders of the applicable series of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any series of notes (except for the payment of interest accruing prior to the issue date of the additional notes or, in some cases, the first interest payment date following the issue date of the additional notes), and, subject to certain tax considerations, any such additional notes, together with the corresponding series of notes offered by this prospectus supplement, will form a single series of notes under the indenture. The notes will contain covenants that will restrict our ability, with certain exceptions, to incur liens and to merge or consolidate with another entity or transfer all or substantially all of our property and assets. See "—Limitation on Liens" below and "Description of Debt Securities—Merger, Consolidation, or Sale of Assets" in the accompanying prospectus.

        There is no public trading market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Events of Default

        The provisions of the indenture described under "Description of Debt Securities—Events of Default" in the accompanying prospectus will apply to the notes, except that if an event of default specified in clauses (1), (2), (3), (4) or (6) therein with respect to the notes occurs and is continuing, either the trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal amount, plus accrued interest, if any, on all the then outstanding Notes of that series to be due and payable immediately. If an event of default specified in clause (5) therein occurs and is continuing, then the principal amount, plus accrued interest, if any, of all the notes of that series will be due and payable immediately, without any declaration or other act on the part of the trustee or any Holder. In certain cases, Holders of a majority in principal amount of the outstanding Notes of any series may, on behalf of Holders of all the Notes of such series, rescind and annul a declaration of acceleration.

Ranking

        The notes will be unsecured and will rank on a parity with each other and with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will rank senior to any existing and future unsecured and subordinated debt, effectively junior to our secured debt to the extent of the collateral securing such secured debt and effectively junior to liabilities of our subsidiaries, in each case as may be outstanding from time to time. At December 31, 2018, we had outstanding approximately $4.8 billion of unsecured indebtedness with which the notes would rank equally. We expect to repay a portion of the outstanding indebtedness with the net proceeds of this offering. See "Use of Proceeds" in this prospectus supplement. In addition, certain of our subsidiaries had approximately $12.8 million of outstanding indebtedness at December 31, 2018 that would have been effectively senior to the notes

Limitation on Liens

        We will not, and will not permit any of our Subsidiaries (as defined in the indenture) to, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined in the indenture) upon any of our property, assets or revenues, whether now owned or hereafter acquired, except for: (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on our or our Subsidiaries' books, as the case may be, in conformity with accounting principles generally accepted in the United States; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or that of a Subsidiary; (vi) Liens in existence on the date of the first issuance by us of Securities (as defined in the indenture) issued pursuant to the indenture; provided that no such Lien is spread to cover any additional property after such date and that the amount of Debt (as defined in the indenture) secured thereby is not increased; (vii) Liens securing our and our Subsidiaries' Debt incurred to finance the acquisition of fixed or capital assets; provided that (A) such Liens will be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Debt and (C) the amount of Debt secured thereby is not increased; (viii) Liens on the property or assets of a corporation that becomes a Subsidiary after the date of the indenture; provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary, and (C) the amount of Debt secured thereby is not increased; (ix) Liens pursuant to any Receivables Transaction (as defined in the indenture) in an aggregate principal amount not exceeding 20% of our Consolidated Tangible Assets (as defined in the indenture); and (x) Liens (not otherwise permitted pursuant to the indenture) (A) which secure obligations not exceeding (as to us and our Subsidiaries) the greater of (X) $250.0 million or (Y) 20% of our Consolidated Tangible Assets (as defined in the indenture), in each case in an aggregate amount at any time outstanding, or (B) with respect to which we effectively provide that the Securities Outstanding (as defined in the indenture) under the indenture are secured equally and ratably with (or, at our option, prior to) the Debt secured by such Lien.

Optional Redemption

        Prior to the applicable Par Call Date (as defined below), we may redeem the notes of any series, in whole or in part, at our option, on at least 15 days, but no more than 60 days prior written notice mailed to the registered holders of the notes to be redeemed, at any time at a redemption price equal to the greater of:

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  100% of the principal amount of the notes being redeemed, or

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  as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon to the applicable Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 15 basis points for the 2024 notes, at the Adjusted Treasury Rate plus 20 basis points for the 2026 notes, at the Adjusted Treasury Rate plus 25 basis points for the 2029 notes, at the Adjusted Treasury Rate plus 25 basis points for the 2039 notes and at the Adjusted Treasury Rate plus 30 basis points for the 2049 notes, plus, in each case, accrued and unpaid interest on the notes to, but not including, the redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date).

        At any time and from time to time on or after February 1, 2024, January 1, 2026, December 1, 2028, September 1, 2038 and September 1, 2048 (the date that is 1 months, 2 months, 3 months, 6 months and 6 months prior to the maturity date of the 2024 notes, the 2026 notes, the 2029 notes, the 2039 notes and the 2049 notes, respectively) (each, a "Par Call Date"), we may redeem the notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized (assuming that the notes matured on the applicable Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Quotation Agent" means the Reference Treasury Dealer appointed by the trustee after consultation with us.

        "Reference Treasury Dealer" means (i) Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and their respective successors; provided, however, that, if any of the foregoing shall cease to be a primary United States Government securities dealer in the United States (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by the trustee after consultation with us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        If we redeem only some of the notes, the trustee shall determine by lot the notes to be redeemed or, in the case of notes held in global form, pursuant to applicable Depositary procedures. Notice by the Depositary to these participants and by participants to "street name" holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Special Mandatory Redemption

        In the event the Proposed BTG Acquisition has not become Effective on or prior to the Long Stop Date or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, then we will be required to redeem all outstanding 2024 notes and the 2026 notes on the special mandatory redemption date (as defined below) at a special mandatory redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon (if any) to, but not including, the special mandatory redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date). The "special mandatory redemption date" means the earlier to occur of (i) the 30th day (or if such day is not a business day, the first business day thereafter) following the Long Stop Date and (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the lapse, withdrawal or termination of the Proposed BTG Acquisition in accordance with its terms.

        We will cause notice of a special mandatory redemption to be mailed (or with respect to global notes, to the extent permitted or required by applicable procedures or regulations of the Depositary, sent electronically), with a copy to the trustee, within ten business days after the occurrence of the event triggering redemption to each holder of notes at its registered address. If funds sufficient to pay the special mandatory redemption price of the 2024 notes and the 2026 notes on the special mandatory redemption date (plus accrued and unpaid interest, if any, to, but not including, the special mandatory redemption date) are deposited with the trustee on or before such special mandatory redemption date, the 2024 notes and the 2026 notes will cease to bear interest on and after the special mandatory redemption date.

        The 2029 notes, 2039 notes and the 2049 notes are not subject to this special mandatory redemption.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event

        If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the notes as described under the heading "—Optional Redemption" above or, in the case of the 2024 notes and the 2026 notes, we have been required to redeem such notes as described under the heading "—Special Mandatory Redemption" above, each holder of the notes will have the right to require us to purchase all or a portion (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such holder's notes pursuant to the offer described below (a "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the "Change of Control Payment"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        We will be required to send a notice to each holder of the notes by first class mail, with a copy to the trustee, within 30 days following the date upon which any Change of Control Repurchase Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Repurchase Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a "Change of Control Payment Date"). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

        On the Change of Control Payment Date, we will, to the extent lawful:

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  accept for payment all properly tendered notes or portions of notes not validly withdrawn;

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  deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

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  deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers' certificate stating, among other things, the aggregate principal amount of repurchased notes.

        We will not be required to make a Change of Control Offer with respect to a series of notes upon the occurrence of a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all notes of that series properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes of the applicable series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes of that series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

        For purposes of the foregoing discussion, the following definitions apply:

        "Capital Stock" means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

        "Change of Control" means the occurrence of any of the following:

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  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

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  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

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  the adoption of a plan relating to our liquidation or dissolution.

        Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Rating Event.

        "Fitch" means Fitch, Inc. and its successors.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's), a rating of BBB– or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB– or better by Fitch (or its equivalent under any successor rating categories of Fitch); provided, however, that we shall not be required to maintain a rating by more than two Rating Agencies at any time and if only two Rating Agencies provide a rating with respect to any series of notes, then "Investment Grade" shall mean the applicable rating described above of such two Rating Agencies.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Rating Agencies" means each of Moody's, S&P and Fitch, or if any of Moody's, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes of any series publicly available, any "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act that is selected by us as a replacement agency for Moody's, S&P or Fitch, or each of them, as the case may be; provided, however, that the Company shall not be required to maintain a rating by more than two Rating Agencies at any time.

        "Rating Event" means, with respect to any series of notes, the rating of such series of notes shall be decreased by each of the Rating Agencies independently by one or more gradations during the Rating Period (as defined below). If the rating of the notes of any series by each of the Rating Agencies is Investment Grade, then "Rating Event" will mean the rating of the notes of such series shall be decreased by one or more gradations by each Rating Agency so that the ratings of the notes of such series by all of the Rating Agencies fall below Investment Grade, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (the "Rating Period") (which 30-day period shall be extended by no more than 60 days from the date of the occurrence of the Change of Control if the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies and each other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes). A Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of "Change of Control Repurchase Event") if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee under the indenture in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

        "S&P" means S&P Global Ratings, a division of S&P Global Inc., and its successors.

        "Voting Stock" means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

        The notes will not be entitled to the benefit of a sinking fund.

Defeasance

        The notes are subject to our defeasance option. See "Description of Debt Securities—Defeasance" in the accompanying prospectus.

Satisfaction and Discharge

        As set forth in the indenture that governs each series of notes, and upon the occurrence of certain events, the indenture may be subject to satisfaction and discharge with respect to any such series of notes.

Modification

        As set forth in the indenture that governs each series of notes, we may modify the terms of such series of notes and the indenture without the consent of the holders of such series of notes under certain circumstances.

Book-Entry Procedures

        The notes of each series will be issued in the form of one or more fully registered global securities, or Global Securities, which will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary's nominee. Except as set forth below, the Global Securities may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

        The Depositary has advised us and the underwriters as follows: The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations, or Participants, and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including certain of the underwriters), banks (including the trustee) and trust companies, clearing corporations and certain other organizations and include Euroclear (as defined in the indenture) and Clearstream (as defined in the indenture). Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

        Pursuant to procedures established by the Depositary, (i) upon issuance of the notes by us, the Depositary will credit the accounts of Participants designated by the underwriters with the principal amounts of the notes purchased by the underwriters, and (ii) ownership of beneficial interests in the Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to the Participants' interests), the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Securities is limited to such extent.

        So long as a nominee of the Depositary is the registered owner of the Global Securities, such nominee for all purposes will be considered the sole owner or holder of the corresponding notes under the indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the indenture.

        The trustee, any Paying Agent and the Security Registrar will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Principal and interest payments on the notes registered in the name of the Depositary's nominee will be made by the trustee to the Depositary's nominee as the registered owner of the Global Securities. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes are registered as the owners of such notes for the purpose of receiving payment of principal and interest on the notes and for all other purposes whatsoever. Therefore, neither we, the trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the Global Securities. The Depositary has advised the trustee and us that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the Participants or indirect participants.

        Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of the Depositary. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

        Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through the Depositary, in accordance with the Depositary's rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through the Depositary and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system's rules and procedures, to the extent received by its depositaries.

        If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the Global Securities. In addition, we may at any time request that the notes no longer be represented by Global Securities. In such event, the Depositary will notify the Participants of our request, but definitive securities will only be issued if so requested by the Participants. In either instance, an owner of a beneficial interest in the Global Securities will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in the definitive form will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only, without coupons.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following summary discusses the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including proposed Treasury regulations) promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect, in a manner that could adversely affect the holder of the notes. This discussion is applicable only to holders who purchase the notes in the initial offering at their original issue price and deals only with notes held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and not held as part of a straddle, a hedge, a conversion transaction or other integrated investment. This discussion is intended for general information only, and does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances, or to certain types of holders subject to special tax treatment under the Code (such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, partnerships and other pass-through entities or arrangements for U.S. federal income tax purposes, certain former citizens or residents of the United States, "controlled foreign corporations," "passive foreign investment companies," persons subject to special tax accounting rules as a result of gross income with respect to the notes being taken into account in an applicable financial statement, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or currencies, or "U.S. Holders" (as defined below) whose functional currency is not the U.S. dollar). Moreover, this discussion does not describe any state, local or non-U.S. tax consequences, any alternative minimum tax consequences, or the Medicare surtax on net investment income, nor does it describe any other aspect of U.S. federal tax law other than income taxation. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or a court will not take a contrary position with respect to such statements or conclusions. Prospective investors should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

        As used herein, a "U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust's administration and one or more "United States persons" (as defined under the Code) have the authority to control all of its substantial decisions or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a beneficial owner of a note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership and disposition of the notes.

Certain Additional Payments

        The possibility that we may be required to repurchase the notes under the circumstances described under the heading "Description of the Notes—Repurchase at the Option of Holders Upon Change of

Control Repurchase Event" above or redeem the 2024 notes and the 2026 notes under the circumstances described under the heading "Description of the Notes—Special Mandatory Redemption" above, in either case, for a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, may implicate the provisions of the Treasury regulations relating to "contingent payment debt instruments." Under the applicable Treasury regulations, the possibility that any "contingent payment" will be made will not affect the amount or timing of interest income you will recognize if there is only a remote likelihood that such payment will be made or the contingency is incidental, as of the date of the issuance of the notes. We believe and intend to take the position for U.S. federal income tax purposes that the possibility of the notes being repurchased or redeemed is a remote or incidental contingency within the meaning of the applicable Treasury regulations. Our determination that these contingencies are remote or incidental is not, however, binding on the IRS. If the IRS successfully challenged our position, the timing and amount of your income could be affected and income realized on the taxable disposition of a note could be treated as ordinary income rather than capital gain. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Federal Income Taxation of U.S. Holders

        Interest.    A U.S. Holder must include in gross income, as ordinary interest income, the stated interest on the notes at the time such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

        Sale, Retirement, Redemption or Other Taxable Disposition.    Upon the sale, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of the cash plus the fair market value of any property received on the sale, retirement, redemption or other taxable disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be treated in the manner described above under the heading "—Interest" to the extent not previously included in gross income) and (ii) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the amount paid for the note. Gain or loss recognized on the sale, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, retirement, redemption or other taxable disposition, the note has been held for more than one year. Certain noncorporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code.

U.S. Federal Income Taxation of Non-U.S. Holders

        Interest.    Subject to the discussions of backup withholding and FATCA below, payments of interest on a note to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that (i) the interest is not effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business; (ii) the Non-U.S. Holder does not own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) the Non-U.S. Holder is not, for U.S. federal income tax purposes, a "controlled foreign corporation" related to us, directly, indirectly or constructively, through stock ownership; (iv) the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (v) certain certification requirements (as described below) are met.

        Under the Code and the Treasury regulations thereunder, in order to obtain the exemption from U.S. federal withholding tax discussed above, either (i) a Non-U.S. Holder must provide its name and address, and certify, under penalties of perjury, that the Non-U.S. Holder is not a United States person, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds the note on behalf of the Non-U.S. Holder must certify, under penalties of perjury, that such certificate has been received from such Non-U.S. Holder by it or by a Financial Institution between it and such Non-U.S. Holder and, if required, must furnish the payor with a copy thereof. Generally, the foregoing certification requirement can be met if a Non-U.S. Holder delivers a properly executed IRS Form W-8BEN or Form W-8BEN-E to the payor.

        Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate; provided certain certification requirements are met). A Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to interest on a note if such interest is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States). Under certain circumstances, effectively connected interest income received by a corporate Non-U.S. Holder may be subject to an additional "branch profits tax" at a 30% rate (or a lower applicable treaty rate). Any effectively connected interest income generally will be exempt from U.S. federal withholding tax if a Non-U.S. Holder delivers a properly executed IRS Form W-8ECI to the payor.

        Sale, Retirement, Redemption or Other Taxable Disposition.    Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, retirement, redemption or other taxable disposition of a note, unless (i) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a lower applicable treaty rate) with respect to such gain (which gain may be offset by certain U.S. source capital losses), or (ii) the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to such gain and a corporate Non-U.S. Holder may also be subject to the "branch profits tax" described above.

Information Reporting and Backup Withholding

        U.S. Holders.    Generally, information reporting will apply to payments of interest on the notes to a U.S. Holder and to the proceeds of the sale or other disposition of the notes (including a redemption or retirement), unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding may apply to such payments if a U.S. Holder fails to provide a correct taxpayer identification number or a certification of exempt status or fails to report in full dividend and interest income. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder's U.S. federal income tax liability; provided that the required information is timely furnished to the IRS.

        Non-U.S. Holders.    Generally, payments of interest on the notes to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax may apply to payments of interest on the notes to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.

        Payments of the proceeds of the sale or other disposition of the notes (including a redemption or retirement) to or through a foreign office of a U.S. broker or of a foreign broker with certain specified

U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a United States person, and the broker has no actual knowledge or reason to know to the contrary or (ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of the notes (including a redemption or retirement) to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.

        Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder's U.S. federal income tax liability (if any); provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

Foreign Account Tax Compliance

        Non-U.S. Holders should be aware that, under Sections 1471 through 1474 of the Code ("FATCA"), a 30% withholding tax will be imposed on certain payments (which could include interest in respect of the notes) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity or a relating entity register with the IRS and identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. Foreign entities that hold notes generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.

        Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements ("IGAs") with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules. Non-U.S. Holders should consult their own tax advisors regarding the potential application and impact of these requirements based on their particular circumstances.

 UNDERWRITING (CONFLICTS OF INTEREST)

        Subject to the terms and conditions contained in an underwriting agreement and the related terms agreement between us and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the underwriters, we have agreed to sell to the underwriters, and each of the underwriters named below has severally and not jointly agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriters	Aggregate Principal Amount of 2024 Notes	Aggregate Principal Amount of 2026 Notes	Aggregate Principal Amount of 2029 Notes	Aggregate Principal Amount of 2039 Notes	Aggregate Principal Amount of 2049 Notes
Barclays Capital Inc.	$140,250,000	$140,250,000	$140,250,000	$123,750,000	$165,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	102,000,000	102,000,000	102,000,000	90,000,000	120,000,000
Wells Fargo Securities, LLC	102,000,000	102,000,000	102,000,000	90,000,000	120,000,000
Citigroup Global Markets Inc.	70,550,000	70,550,000	70,550,000	62,250,000	83,000,000
Deutsche Bank Securities Inc.	70,550,000	70,550,000	70,550,000	62,250,000	83,000,000
Goldman Sachs & Co. LLC	70,550,000	70,550,000	70,550,000	62,250,000	83,000,000
J.P. Morgan Securities LLC	70,550,000	70,550,000	70,550,000	62,250,000	83,000,000
Academy Securities, Inc.	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
BNP Paribas Securities Corp.	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
DNB Markets, Inc.	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
MUFG Securities Americas Inc.	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
RBC Capital Markets, LLC	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
Scotia Capital (USA) Inc.	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
SG Americas Securities, LLC	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
Standard Chartered Bank	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
TD Securities (USA) LLC	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000
U.S. Bancorp Investments, Inc.	22,355,000	22,355,000	22,355,000	19,725,000	26,300,000

Total	$850,000,000	$850,000,000	$850,000,000	$750,000,000	$1,000,000,000

        The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement, and may offer the notes to dealers at such prices less a concession not in excess of 0.350% of the principal amount of the 2024 notes, 0.400% of the principal amount of the 2026 notes, 0.400% of the principal amount of the 2029 notes, 0.500% of the principal amount of the 2039 notes and 0.500% of the principal amount of the 2049 notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.225% of the principal amount of the 2024 notes, 0.250% of the principal amount of the 2026 notes, 0.250% of the principal amount of the 2029 notes, 0.350% of the principal amount of the 2039 notes and 0.350% of the principal amount of the 2049 notes to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

        The expenses of the offering, not including the underwriting discounts, are estimated to be $10.5 million and are payable by us.

        Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

New Issues of Notes

        The notes of each series are a new issue of securities with no established trading market. We do not intend to apply for listing of any series of notes on any national securities exchange or for quotation of such notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for any series of notes or that an active public market for such notes will develop. If an active public trading market for such notes does not develop, the market price and liquidity of such notes may be adversely affected.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. For example, in connection with the Proposed BTG Acquisition, certain affiliates of the underwriters have acted as financial advisors. Affiliates of the underwriters, are lenders under certain of our credit facilities. Affiliates of certain of the underwriters have made a commitment to us with respect to the Bridge Facility to finance a portion of the Proposed BTG Acquisition, which commitment provides for the receipt of customary fees in connection therewith. The Bridge Facility will be terminated and replaced in full by a portion of the aggregate gross proceeds of this offering. Certain of the underwriters may hold our outstanding debt securities, and to the extent such debt securities are repurchased, redeemed or repaid with the proceeds of this offering, such underwriters would receive a portion of the proceeds of this offering in respect of such securities. Additionally, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Certain affiliates of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of our outstanding amounts under our $1.00 billion Term Loan facility maturing August 2019. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no "qualified independent underwriter" is required because the securities will be rated investment grade. Such underwriters will not confirm sales to discretionary accounts without the prior written approval of the customer.

Selling Restrictions

        The notes are offered for sale in the United States and certain jurisdictions outside the United States where such offer and sale is permitted.

Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the Agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

  PRIIPs Regulation/Prohibition of sales to EEA retail investors

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

        Each underwriter has represented and agreed that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any notes to any retail investor (as defined above) in the EEA. For the purposes of this provision, the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

        Each person located in a Member State of the EEA to whom any offer of notes is made or who receives any communication in respect of an offer of notes, or who initially acquires any notes, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes as a financial intermediary, as that term is defined in Article 3(2) of the Prospectus Directive, is: (1) a "qualified investor" (as defined above); and (2) not a "retail investor" (as defined above).

United Kingdom

        In the United Kingdom, this prospectus supplement is for distribution only to (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. The notes are not being offered to the public in the United Kingdom. Each underwriter has represented to us and agreed with us that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the "SFO") and any rules made thereunder or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong or otherwise is or contains an invitation to the public (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL"), and each Agent will be deemed to represent and agree that it has not offered or sold directly or indirectly, and agrees not to offer or sell the notes, directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, a Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and other applicable laws, regulations and ministerial guidelines promulgates by the relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purpose of this paragraph "Japanese Person" means any person resident in Japan, including any corporation or other entity incorporated or organized under the laws of Japan.

Singapore

        This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"). Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the "CMP Regulations 2018"), the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the notes are "prescribed capital markets products" (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

        The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement or the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 S-15 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement or the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

        The notes may be made available outside Taiwan for purchase by Taiwan resident investors directly but may not be issued, sold, or offered in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any selling agent outside of Taiwan, and the purchase/sale contract arising therefrom shall be deemed a contract entered into outside of Taiwan.

Korea

        The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a "Korean QIB") registered with the Korea Financial Investment Association (the "KOFIA") as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

 LEGAL MATTERS

        The validity of the notes and certain legal matters in connection with the notes will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Boston Scientific Corporation appearing in our Annual Report (Form 10-K) for the year ended December 31, 2018 (including the schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You can also find information about us by visiting our website at www.bostonscientific.com. We have included our website address as an inactive textual reference only. Information on, or accessible through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

        We are "incorporating by reference" specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement until the termination of the offering of all of the securities registered pursuant to the registration statement of which the accompanying prospectus is a part (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 19, 2019, which we refer to as our 2018 Form 10-K;

  •
  portions of our Proxy Statement on Schedule 14A, filed on March 28, 2018, that are incorporated by reference into Part III of our Form 10-K for the fiscal year ended December 31, 2017, filed on February 20, 2018; and

  •
  our Current Reports on Form 8-K filed on January 29, 2019 and February 15, 2019.

        You may also request a copy of these filings (other than certain exhibits), at no cost, by writing or telephoning our investor relations department at the following address:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752-1234
Attention: Investor Relations
Telephone: (508) 683-5565
Email: BSXInvestorRelations@bsci.com

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or therein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein and in any accompanying prospectus supplement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

        Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

Prospectus

BOSTON SCIENTIFIC CORPORATION

Senior Debt Securities
Subordinated Debt Securities

        The securities covered by this prospectus may be sold from time to time by Boston Scientific Corporation in one or more offerings.

        When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, as well as the documents incorporated by reference herein or therein, before you decide to invest in any of these securities. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common stock is traded on the New York Stock Exchange under the symbol "BSX".

        Investing in our securities involves risks. See "Forward-Looking Statements" on page 5 and the risks described in the "Risk Factors" on page 7 of this prospectus, the "Risk Factors" section of our periodic reports that we file with the Securities and Exchange Commission and any applicable prospectus supplement before investing in any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        We may offer and sell securities to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is February 20, 2018.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement, which may be in the form of a term sheet, or other offering material that will contain specific information about the terms of that offering and the specific terms of the securities. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before making an investment decision.

        The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the securities. For more detail about the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information."

        Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to and offer additional securities, including securities to be offered and sold by selling security holders, by filing a prospectus supplement with the SEC at the time of the offering.

        We have not authorized any person to provide you with any information or to make any representation other than as contained in this prospectus or in any prospectus supplement and the information incorporated by reference herein and therein. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate only as of the date of this prospectus or any accompanying prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "Boston Scientific," the "Company," "we," "us," and "our" refer to Boston Scientific Corporation and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. These reports, proxy statements and other information also can be read and copied at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our website at www.bostonscientific.com. We have included our website address as an inactive textual reference only. Information on, or accessible through, our website is not incorporated by reference into this registration statement or prospectus or any accompanying prospectus supplement.

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We are "incorporating by reference" into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of all of the securities covered by a particular prospectus supplement has been completed.

        We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 20, 2018, which we refer to as our 2017 Form 10-K;

  •
  portions of our Proxy Statement on Schedule 14A, filed on March 28, 2017, that are incorporated by reference into Part III of our Form 10-K for the fiscal year ended December 31, 2016, filed on February 23, 2017.

        You may also request a copy of these filings (other than certain exhibits), at no cost, by writing or telephoning our investor relations department at the following address:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752-1234
Attention: Investor Relations
Telephone: (508) 683-5565
email: BSXInvestorRelations@bsci.com

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

        Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

 FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein contain or incorporate by reference statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "may," "estimate," "intend" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. These forward looking statements include, among other things, statements regarding our financial performance; our business and results of operations; our business strategy and related financial returns; our growth initiatives, including our emerging markets strategy and investments; acquisitions and related payments, and the integration and impact of acquired businesses and technologies; the timing and impact of our restructuring and plant network optimization initiatives, including expected costs and cost savings; our cash flow and use thereof; changes in the market and our market share for our businesses; political and economic conditions of international markets, including the impact of the United Kingdom's exit from the European Union; procedural volumes and pricing pressures; competitive pressures facing our businesses; our royalty and other expenses; clinical trials, including timing and results; our product portfolio; product development and iterations; new and existing product launches, including their timing and acceptance, and their impact on the market, our market share and our business; competitive product launches; product performance and our ability to gain a competitive advantage; the strength of our technologies and pipeline; regulatory approvals, including their timing; our regulatory and quality compliance; expected research and development efforts and the allocation of research and development expenditures; our sales and marketing strategy; reimbursement practices; the ability of our suppliers to meet our requirements; our ability to meet customer demand; the effect of new accounting pronouncements on our financial results; the impact of healthcare reform legislation, including compliance with the United States Patient Protection and Affordable Care Act; the effect of tax laws, including the medical device excise tax and the Tax Cuts and Jobs Act; the outcome and timing of matters before taxing authorities; our tax position and income tax reserves, and our ability to realize all our deferred tax assets; the outcome and impact of intellectual property, qui tam actions, governmental investigations and proceedings and litigation matters; adequacy of our reserves; the drivers and impact of our credit ratings; anticipated expenses and capital expenditures and our ability to finance them; our ability to meet the financial covenants required by our credit facilities; and our ability to protect data integrity and products from a cyber-attack or other breach. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. As a result, investors are cautioned not to place undue reliance on any of our forward-looking statements. Except as required by law, we do not intend to update any forward-looking statements even if new information becomes available or other events occur in the future.

        The forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein are based on certain risks and uncertainties, including the risk factors described in Part I, Item 1A. under the heading "Risk Factors" in our 2017 Form 10-K and in connection with forward-looking statements throughout our 2017 Form 10-K, as well as in any other document we may file with the SEC that is incorporated by reference herein, and the specific risk factors discussed below and in any accompanying prospectus supplement which could cause actual results to vary materially from the expectations and projections expressed or implied by our forward-looking statements. These factors, in some cases, have affected and in the future could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the forward-looking statements. These additional factors include, among other things, future political, economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation and governmental investigations;

financial market conditions; and future business decisions made by us and our competitors, all of which are difficult or impossible to predict accurately and many of which are beyond our control. We caution investors to consider carefully these factors.

        For a discussion of important risk factors that could cause our actual results to differ materially from our expectations in any forward-looking statements, see Part I, Item 1A. under the heading "Risk Factors" in our 2017 Form 10-K, and under the heading "Risk Factors" in any other document we may file with the SEC that is incorporated by reference herein, and in any accompanying prospectus supplement.

 RISK FACTORS

        Our business is subject to significant risks. You should carefully consider the risks and uncertainties set forth in Part I, Item 1A. under the heading "Risk Factors" included in our 2017 Form 10-K, which is incorporated by reference in this prospectus. Additional risk factors that you should carefully consider also may be included in a prospectus supplement relating to an offering of our securities as well as the other documents filed with the SEC that are incorporated by reference herein or therein.

        The risks and uncertainties described in any accompanying prospectus supplement as well as the documents incorporated by reference herein or therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein actually occur, our business, financial condition, results of operations and prospects could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

 BOSTON SCIENTIFIC CORPORATION

Our Company

        Boston Scientific Corporation is a global developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties. Our mission is to transform lives through innovative medical solutions that improve the health of patients around the world. As a medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions to address unmet patient needs and reduce the cost of healthcare.

        Our history began in the late 1960s when our co-founder, John Abele, acquired an equity interest in Medi-tech, Inc., a research and development company focused on developing alternatives to surgery. In 1969, Medi-tech introduced a family of steerable catheters used in some of the world's first less-invasive procedures. In 1979, John Abele joined with Pete Nicholas to form Boston Scientific Corporation, which indirectly acquired Medi-tech. This acquisition began a period of active and focused new product development, innovation, market development and organizational growth. Since then, we have advanced the practice of less-invasive medicine by helping physicians and other medical professionals diagnose and treat a wide range of diseases and medical conditions, and improve patients' quality of life by providing alternatives to surgery and other medical procedures that are typically traumatic to the body.

        Our net sales have increased substantially since our formation. Our growth has been fueled in part by strategic acquisitions designed to improve our ability to take advantage of growth opportunities in the medical device industry and to build depth of portfolio within our core businesses. These strategic acquisitions have helped us to add promising new technologies to our pipeline and to offer one of the broadest product portfolios in the world for use in less-invasive procedures in our core areas of Cardiovascular, Rhythm Management and Medical Surgical (MedSurg). We believe that the depth and breadth of our product portfolio has also enabled us to compete more effectively in the current healthcare environment that seeks to improve outcomes and lower costs. Our strategy of category leadership also enables us to compete in a changing, contracting landscape and position our products with physicians, managed care, large buying groups, governments and hospitals, while also expanding internationally and managing the complexities of the global healthcare market.

        Our principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234. Our telephone number is (508) 683-4000. Our website is located at www.bostonscientific.com. We have included our website address as an inactive textual reference only. Information contained on, or accessible through, our website is not incorporated in this prospectus or any accompanying prospectus supplement or any document incorporated by reference herein or therein.

 USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our debt securities for general corporate purposes, which may include, without limitation, repurchases or redemptions of our outstanding debt securities or other reductions of our outstanding borrowings, repurchases of our outstanding equity securities, working capital, business acquisitions, investments or other strategic alliances, payment of contingent consideration, investments in or loans to subsidiaries, capital expenditures or for such other purposes as may be specified in the applicable prospectus supplement relating to such offering.

 STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(unaudited)

	Year Ended December 31,
(in millions)	2017	2016	2015	2014	2013
Fixed charges
Interest expense and amortization of debt issuance costs(a)	$229	$233	$284	$216	$324
Interest portion of rental expense	30	27	25	25	25

Total fixed charges	$259	$260	$309	$241	$349

Earnings
Income (loss) before income taxes	$933	$177	$(650)	$(509)	$(223)
Fixed charges, per above	259	260	309	241	349

Total earnings (deficit), adjusted	$1,192	$437	$(341)	$(268)	$126

Ratio of earnings to fixed charges(b)	4.60	1.68			0.36

a)
The interest expense included in fixed charges above reflects only interest on third party indebtedness and excludes any interest expense accrued on uncertain tax positions, as permitted by Financial Accounting Standards Board Accounting Standards Codification™ Topic 740, Income Taxes.

b)
Earnings were deficient by $341 million in 2015 and $268 million in 2014.

        The ratio of earnings to fixed charges for the year ended December 31, 2017, is not necessarily indicative of results that may be expected in future years. The data above include certain charges and/or credits recorded in conjunction with amortization, goodwill and intangible asset impairments, acquisition and divestiture-related activities, restructuring and restructuring-related activities, pension termination charges, litigation-related charges, debt extinguishment charges, certain investment impairments and/or certain tax items. The data above should be read in conjunction with our consolidated financial statements, including the notes thereto, included in Item 8. Financial Statements and Supplementary Data of our Annual Report on Form 10-K.

 DESCRIPTION OF DEBT SECURITIES

        The following description summarizes the general terms and provisions of the debt securities that we may offer pursuant to this prospectus that are common to all series, unless otherwise noted or described in a specific prospectus supplement. The specific terms relating to any series of the debt securities that we may offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

        As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an "indenture." An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to an indenture, dated as of May 29, 2013, between us and U.S. Bank National Association, as trustee, unless otherwise indicated in the applicable prospectus supplement. When we refer to the "indenture" in this prospectus, we are referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to certain limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture. Second, the trustee performs certain administrative duties for us with respect to the debt securities. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, which we refer to at the Trust Indenture Act.

        Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that are included in the indenture. This summary is not complete and is subject to, and qualified in its entirety by, reference to the terms and provisions of the indenture. If this summary refers to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto because these documents, and not this section, define your rights as a holder of debt securities.

        In this section, "we," "us," or "our" refers to Boston Scientific, excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

        The indenture provides for the issuance by us from time to time of debt securities in one or more series. The indenture sets forth the specific terms of any series of debt securities or provides that such terms shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to that series. The indenture does not limit the amount of debt securities or any other debt we may incur.

        The debt securities will be our unsecured obligations. The indebtedness represented by (i) senior unsecured debt securities will rank on a parity with all of our other unsecured and unsubordinated indebtedness and (ii) subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. Unsecured debt securities will be effectively junior to any existing or future secured debt, and all of our debt securities will be effectively junior to any existing and future liabilities of our subsidiaries. See "—Subordination."

        We conduct certain of our operations through subsidiaries and we expect that we will continue to do so. As a result, our right to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the debt securities to benefit as our creditors from any distribution are subject to the prior claims of each subsidiaries' respective creditors.

        You should refer to the prospectus supplement relating to the particular series of debt securities for a description of the following terms of the debt securities offered thereby and by this prospectus:

  (1)
  the form and title of the debt securities, and whether they are senior debt securities or subordinated debt securities;

  (2)
  the aggregate principal amount of that series of debt securities;

  (3)
  the date or dates on which the principal of the debt securities is payable;

  (4)
  the price or prices at which the debt securities are being offered or the method of determining those prices;

  (5)
  the rate or rates, if any, at which the debt securities will bear interest, the date or dates from which that interest will accrue, the interest payment dates on which that interest will be payable, our right, if any, to defer or extend an interest payment date and the regular record date, if any, for interest payable on any registered security on any interest payment date, or the method by which any of the foregoing will be determined, and the basis upon which interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

  (6)
  the place or places, if any, other than or in addition to the Borough of Manhattan, The City of New York, where the principal of, premium, if any, on and interest, if any, on the debt securities will be payable, where any registered securities of the series may be surrendered for registration of transfer, where the debt securities that are exchangeable may be surrendered for exchange, as applicable and, if different than the location specified in the indenture, the place or places where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

  (7)
  the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or the option of a Holder (as defined in the indenture), if we or a Holder is to have that option;

  (8)
  our obligation or right, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a Holder, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

  (9)
  if other than as expressed in the indenture, the denomination or denominations in which any registered securities or bearer securities of that series will be issuable;

  (10)
  if other than the trustee, the identity of each security registrar and/or paying agent;

  (11)
  if other than the principal amount thereof, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof under the indenture, or the method by which that portion will be determined;

  (12)
  if other than United States dollars, the currency or currencies in which payment of principal of, or premium, if any, on or interest, if any, on the debt securities will be payable or in which the debt securities will be denominated;

  (13)
  whether payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which those payments will be determined;

  (14)
  whether the principal of, or premium, if any, on or interest, if any, on the debt securities are to be payable, at our election or the election of a Holder thereof, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods within which (including the election date) and the terms and conditions upon which this election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities are to be so payable, in each case in accordance with, in addition to or in lieu of any of the provisions of the indenture;

  (15)
  the designation of the initial Exchange Rate Agent (as defined in the indenture), if any, or any depositaries;

  (16)
  the applicability, if any, of the defeasance or covenant defeasance provisions, and any modifications to the related provisions of the indenture;

  (17)
  provisions, if any, granting special rights to Holders of debt securities upon the occurrence of specified events;

  (18)
  any changes to the events of default or covenants specified in the indenture with respect to the debt securities;

  (19)
  whether the debt securities are to be issuable as registered securities or bearer securities and the related terms and conditions;

  (20)
  the date as of which any bearer securities and any temporary global security will be dated if other than the date of original issuance of the first debt security of the series;

  (21)
  the person to whom any interest in any registered security of the series will be payable (if other than the person in whose name that debt security is registered at the close of business on the regular record date for that interest), the manner in which, or the person to whom, any interest on any bearer security will be payable (if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature) and the extent to which, or the manner in which, any interest payable on a temporary global security on an interest payment date will be paid if other than in the manner provided in the indenture;

  (22)
  if the debt securities are to be issuable in definitive form and any related conditions;

  (23)
  whether, under what circumstances and the currency or currencies in which we will pay Additional Amounts (as defined in the indenture) to any Holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities rather than pay the Additional Amounts;

  (24)
  the terms and conditions upon which the debt securities may be exchangeable;

  (25)
  whether the debt securities are subject to subordination and the terms of that subordination; and

  (26)
  any other terms, conditions, rights and preferences relating to the debt securities.

        With respect to debt securities of any series denominated in United States dollars, the registered securities of that series, other than registered securities issued in global form (which may be of any denomination), will be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and the bearer securities of that series, other than bearer securities issued in global form (which may be of any denomination), will be issuable in a denomination of $5,000, unless otherwise provided in the applicable prospectus supplement. The prospectus supplement relating to a series of debt securities denominated in any currency other than United States dollars or a composite currency will specify the denominations thereof.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that is below market rates at the time of issuance. One or more series of debt securities may be floating rate debt securities which are exchangeable for fixed rate debt securities. We may describe certain federal income tax consequences and special considerations, if any, applicable to each series of debt securities in the prospectus supplement relating thereto.

        Unless otherwise indicated in the applicable prospectus supplement, interest, if any, on any registered security which is payable, and is punctually paid or duly provided for, on any interest payment date will be paid to the person in whose name that security is registered at the close of business on the regular record date for such interest at our office or agency maintained for such purpose as set forth in the indenture; provided, however, that we may, at our option, pay each installment of interest, if any, on any registered security by (i) mailing a check for that interest installment, payable to or upon the written order of the person entitled thereto as set forth in the indenture, to the address of that person as it appears on the Security Register (as defined in the indenture) or (ii) transferring an amount equal to that interest installment to an account located in the United States maintained by the payee.

Events of Default

        The indenture provides that the following will be "events of default" with respect to any series of debt securities:

  (1)
  default in the payment of any interest on any debt security of that series, when it becomes due and payable, and continuance of such default for a period of 30 days;

  (2)
  default in the payment of, the principal of, or premium, if any, on any debt security of that series when due at its maturity or upon acceleration;

  (3)
  default in the deposit of any sinking fund payment, when and as due by the terms of the debt securities of that series and the indenture;

  (4)
  default in the performance, or breach, of any of our covenant or agreement in the indenture which affects or is applicable to debt securities of such series (other than a default in the performance, or breach of a covenant or agreement that is specifically dealt with elsewhere in the indenture), and the continuation of that default or breach for a period of 90 days after the trustee has given us, or after Holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;

  (5)
  certain events relating to our bankruptcy, insolvency or reorganization; or

  (6)
  any other event of default provided with respect to debt securities of that series.

        No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. Any modifications to the foregoing events of default will be described in the applicable prospectus supplement.

        The indenture provides that if an event of default specified in clauses (1), (2), (3), (4) or (6) above with respect to debt securities of any series occurs and is continuing, either the trustee or the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series (or, in the case of original issue discount securities or indexed securities, the portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable immediately. If an event of default specified in clause (5) above occurs and is continuing, then the principal amount of all the debt securities (or, in the case of original issue discount securities or indexed securities, that portion of the principal amount thereof as may be specified in the terms thereof) will be due and payable immediately, without any declaration or other act on the part of the trustee or any Holder. In certain cases, Holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of Holders of all those debt securities, rescind and annul a declaration of acceleration.

        The indenture provides that the trustee will not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the indenture. The indenture provides that no Holder may institute any proceedings, judicial or otherwise, to enforce the indenture except in the case of failure of the trustee thereunder to act for 60 days after it has received a request to enforce the indenture by Holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series (in the case of an event of default specified in clauses (1), (2), (3), (4) or (6) above) or a request to enforce the indenture by Holders of at least 25% in aggregate principal amount of all of the debt securities then outstanding (in the case of an event of default specified in clause (5) above), and an offer of reasonable indemnity. This provision will not prevent any Holder from enforcing payment of principal thereof, and premium, if any, on and interest, if any, thereon at the respective due dates.

        Holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to debt securities of that series. The trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with the indenture or involve it in personal liability or which would be unjustly prejudicial to Holders not joining in that proceeding.

        The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities, give to Holders of debt securities of that series notice of such default if that default has not been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, on or interest on, or in the payment of any sinking fund installment in respect of, any debt securities of that series, the trustee will be protected in withholding the notice if it determines in good faith that the withholding of the notice is in the interest of Holders of the debt securities of such series.

        We will be required to deliver an officers' certificate to the trustee annually as to our compliance with all conditions and covenants under the terms of the indenture.

Modification and Waiver

        Modifications of and amendments to the indenture may be made by us and the trustee with the consent of Holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture that is affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding debt security affected thereby:

  (1)
  change the Stated Maturity (as defined in the indenture) of the principal of, or premium, if any, on or any installment of interest on any debt security of that series, or reduce the principal amount thereof, or premium, if any, on or the rate of interest, if any, thereon, or change any of our obligations to pay Additional Amounts (except as contemplated or permitted by the indenture), or reduce the amount of principal of an Original Issue Discount Security (as defined in the indenture) of that series that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or adversely affect any right of repayment at the option of any Holder of any debt security of such series, or change any place of payment where, or the currency in which, any debt security of that series or premium, if any, on or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the redemption date or repayment date, as the case may be), or adversely affect any right to exchange any debt security;

  (2)
  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose Holders is required for any supplemental indenture, for any waiver of compliance with certain provisions of the indenture that affect such series or certain defaults applicable to that series thereunder and their consequences provided for in the indenture, or reduce the quorum or voting with respect to debt securities of that series; or

  (3)
  modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the indenture that affect that series cannot be modified or waived without the consent of the Holder of each outstanding debt security affected thereby.

        We may, with respect to any series of debt securities, omit to comply with certain restrictive provisions of the indenture if Holders of at least a majority in principal amount of all outstanding debt securities affected waive compliance. No such waiver will extend to or affect any term, provision or condition except to the extent so expressly waived, and, until the waiver becomes effective, our obligations and the duties of the trustee to Holders of debt securities of that series in respect of the applicable term, provision or condition will remain in full force and effect.

        Holders of a majority in principal amount of the outstanding debt securities of each series (in the case of an event of default specified in clauses (1), (2), (3), (4) and (6) under "Events of Default" above) or the Holders of a majority in principal amount of all of the debt securities then outstanding (in the case of an event of default specified in clause (5) under "Events of Default" above) may, on behalf of all those Holders, waive any past default under the indenture with respect to debt securities of that series except a default in the payment of the principal of, or premium, if any, on or interest, if any, on any such debt security and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each outstanding debt security affected.

Merger, Consolidation, or Sale of Assets

        We will not consolidate with or merge with or into any other person or transfer all or substantially all of our property and assets as an entirety to any person, unless:

  (1)
  either we will be the continuing person, or the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a person organized and existing under the laws of the United States or any State thereof or the District of Columbia that expressly assumes all of our obligations under each series of debt securities and the indenture with respect to each such series;

  (2)
  immediately before and immediately after giving effect to that transaction, no event of default and no event which, after notice or passage of time or both, would become an event of default has occurred and is continuing. Notwithstanding this limitation, any of our Subsidiaries (as defined in the indenture) may consolidate with, merge with or into or transfer all or part of its properties and assets to us or any other Subsidiary or Subsidiaries; and

  (3)
  We have delivered to the trustee an officer's certificate and an opinion of counsel each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture complies with the indenture and that all conditions precedent therein provided for relating to the transaction have been complied with.

Limitation on Liens

        The indenture provides that with respect to each series of senior debt securities, unless otherwise set forth in the related prospectus supplement, we will not, and will not permit any of our Subsidiaries (as defined in the indenture) to, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined in the indenture) upon any of our property, assets or revenues, whether now owned or hereafter acquired, except for:

  (1)
  Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on our or our Subsidiaries' books, as the case may be, in conformity with accounting principles generally accepted in the United States;

  (2)
  carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

  (3)
  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

  (4)
  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

  (5)
  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or any of our Subsidiaries;

  (6)
  Liens in existence on the date of the first issuance by us of senior debt securities issued pursuant to the indenture; provided that no such Lien is spread to cover any additional property after such date and that the amount of debt secured thereby is not increased;

  (7)
  Liens securing our debt and debt of our Subsidiaries incurred to finance the acquisition of fixed or capital assets; provided that (A) such Liens will be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such debt and (C) the amount of debt secured thereby is not increased;

  (8)
  Liens on the property or assets of a corporation that becomes a Subsidiary after the date of the indenture; provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary, and (C) the amount of debt secured thereby is not increased;

  (9)
  Liens pursuant to any Receivables Transaction (as defined in the indenture) in an aggregate principal amount not exceeding 20% of our Consolidated Tangible Assets (as defined in the indenture); and

  (10)
  Liens (not otherwise permitted pursuant to the indenture) (A) which secure obligations not exceeding (as to us and our Subsidiaries) the greater of (1) $250.0 million or (2) 20% of our Consolidated Tangible Assets (as defined in the indenture), in each case in aggregate amount at any time outstanding, or (B) with respect to which we effectively provide that the senior debt securities outstanding under the indenture are secured equally and ratably with (or, at our option, prior to) the debt secured by such Lien.

Defeasance

        If so specified in the prospectus supplement with respect to debt securities of any series, we at our option:

  (1)
  will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies, and hold money for payment in trust); or

  (2)
  will not be subject to certain specified covenants with respect to the debt securities of that series as set forth in the related prospectus supplement,

in each case if we deposit with the trustee, in trust, money or Government Obligations (as defined in the indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, the outstanding debt securities of that series on the dates such payments are due in accordance with the terms of such debt securities.

        To exercise any such option, we are required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to (1) above, such opinion of counsel must be based upon a ruling to such effect received by us from or published by the United States Internal Revenue Service or a change in applicable federal income tax law to such effect. We are required to deliver to the trustee an officer's certificate stating that no event of default with respect to the debt securities of that series has occurred and is continuing.

Subordination

        Certain provisions of the indenture relating to the subordination of the subordinated debt securities are summarized below. The extent to which a particular series of subordinated debt securities is subordinated to other of our indebtedness will be set forth in the prospectus supplement for that series and the indenture may be modified by a supplemental indenture to reflect those subordination provisions. The particular terms of subordination of an issue of subordinated debt securities may supersede the general provisions of the indenture summarized below.

        Upon any distribution to our creditors in a liquidation, dissolution or reorganization, payment of the principal of, premium, if any, on and interest, if any, on the subordinated debt securities will be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness, but our obligation to make payment of the principal of and premium, if any, on and interest, if any, on the subordinated debt securities will not otherwise be affected. Except as provided in a prospectus supplement and the related authorizing resolution and/or supplemental indenture, if any, no payment of principal or interest may be made on the subordinated debt securities at any time if a default on senior indebtedness exists that permits the holders of such senior indebtedness to accelerate its maturity and the default is the subject of judicial proceedings or we have received notice of such default. The authorizing resolution and/or supplemental indenture may also provide that subordinated debt securities issued thereunder are subordinated and junior in right of payment to the prior payment in full of future senior subordinated debt securities, if any. After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, Holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to the extent that distributions otherwise payable to such Holders have been applied to the payment of senior indebtedness. By reason of such subordination, in the event of any distribution of assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of subordinated debt securities.

Global Securities

        If so specified in any prospectus supplement, debt securities of any series may be issued under a book-entry system in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York, or the Depositary. Global securities will be registered in the name of the Depositary or its nominee.

        The Depositary has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the Depositary for such global security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of that successor.

        The specific terms of the Depositary arrangement with respect to any debt securities of a series will be described in the relevant prospectus supplement. We anticipate that the following provisions will apply to all Depositary arrangements.

        Upon the issuance of a global security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by that global security to the participants' accounts. The accounts to be credited will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by it.

        Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of a participant's interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for that global security. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold interests through participants. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

        So long as the Depositary or its nominee is the registered owner of a global security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of that series in definitive form and will not be considered the owners or holders thereof under the indenture.

        Principal, premium, if any, on and any interest payments on debt securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of a global security representing the debt securities. None of us, the trustee, any paying agent or the security registrar for any debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or securities for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the Depositary, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security or securities for the debt securities as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in a global security or securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        A global security representing all but not part of an offering of debt securities will be exchangeable for debt securities in definitive form of like tenor and terms if:

  (1)
  the Depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the Depositary is no longer eligible to be in good standing as a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice or become aware of the ineligibility; or

  (2)
  We at any time determine not to have all of the debt securities represented in an offering by a global security and notifies the trustee to this effect.

        Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security may, on terms acceptable to us, receive debt securities in definitive form. In that instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by that global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form.

The Trustee

        The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any Affiliate (as defined in the indenture); provided, however, that if the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

No Personal Liability of Officers, Directors, Employees or Stockholders

        None of our directors, officers, employees or stockholders, as such, or any of our Affiliates will have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such.

Applicable Law

        The indenture is, and any debt securities offered hereby will be, governed by and construed in accordance with the laws of the State of New York.

 PLAN OF DISTRIBUTION

        We may sell our securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; (iv) directly by us to a limited number of purchasers or to a single purchaser; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent's commission, dealer's purchase price or underwriter's discount. Any dealers and agents, in addition to any underwriter, participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

        Any initial offering price, dealer purchase price, discount or commission, and concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

        If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

        Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

        If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

        Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

        Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be deemed to be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

        Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

        Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        The place and time of delivery for securities will be set forth in the prospectus supplement for such securities.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters with respect to the offered securities will be passed upon for any underwriters, dealers or agents by counsel identified in the related prospectus supplement

EXPERTS

        The consolidated financial statements of Boston Scientific Corporation appearing in Boston Scientific Corporation's Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of Boston Scientific Corporation's internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.